EXHIBIT 12.1

                           ND HOLDINGS, INC.

                 STATEMENT RE: COMPUTATION OF RATIO
                 OF EARNINGS TO FIXED CHARGES

                                                          YEARS ENDED December 31,
                                                 ------   ------   ------   ------   ------
                                                  2000     1999     1998     1997     1996
                                                 ------   ------   ------   ------   ------
                                                       (IN THOUSANDS, EXCEPT RATIOS)
Income (loss) from
 continuing operations before income taxes....... $ 242      522      658      644      260
Add fixed charges................................   372      241      143      158      189
                                                  ------   ------   ------   ------   ------
 Earnings (as defined) .......................... $ 614      763      801      802      449
                                                   =====    =====    =====    =====    =====
Fixed charges
 Interest expense................................ $ 251      193      105      118      161
 Amortization of debt issuance cost
  and discount...................................    22       16        8        -        -
 Estimated interest component of rent expenses...    99       32       30       40       28
                                                  ------   ------   ------   ------   ------
Total fixed charges.............................. $ 372      241      143      158      189
                                                   =====    =====    =====    =====    =====
Ratio of earnings to fixed charges...............  60.6%    31.6%    17.9%    19.7%    42.1%
                                                   =====    =====    =====    =====    =====